Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use in this Registration Statement on Form S-1 of Apollo Medical Holdings, Inc. of our report dated May 7, 2014 (except for note 1 which is as of December 15, 2014), relating to our audits of the consolidated financial statements of Apollo Medical Holdings, Inc. as of and for the years ended January 31, 2014 and 2013, which are incorporated by reference and appear in this prospectus, which is part of this registration statement. We also consent to the reference to us under the caption “Experts” in this registration statement.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

March 5, 2015